QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.5

[OGILVY RENAULT LLP LETTERHEAD]

Montréal, November 14, 2006

Minister of Finance of Québec
12, rue Saint-Louis
Québec, Québec
G1R 5L3

RE: Québec — US$1,500,000,000 5.125% Global Notes Series QE due November 14, 2016

        As Canadian counsel to the several underwriters in connection with the issue and sale by Québec of its US$1,500,000,000 5.125% Global Notes Series QE due November 14, 2016 (the "Notes"), we hereby confirm to you our advice as set forth under the headings "Tax Matters — Canadian Federal Income Taxation" and "Validity of the Notes" in the prospectus supplement dated November 7, 2006 relating to the Notes and hereby consent to the references to us under such headings. Furthermore, we hereby consent to the references to us in the prospectus dated September 29, 2006 forming part of Registration Statement No. 333-137673 of Québec filed with the Securities and Exchange Commission on September 29, 2006 under the headings "Description of the Securities — Canadian Taxes on Debt Securities" and "Validity of the Securities", and consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

        By giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,
/s/ OGILVY RENAULT LLP Ogilvy Renault LLP

QuickLinks

[OGILVY RENAULT LLP LETTERHEAD]